Exhibit 99.1

VIZIO Appoints Vicky L. Free To Its Board Of Directors
She Replaces Director SC Huang, Who Is Retiring

IRVINE, Calif. — (November 9, 2021) — VIZIO Holding Corp. (NYSE: VZIO) announced today that Vicky L. Free (Sistrunk) has been appointed to its Board of Directors, effective Nov. 4, 2021.

Free replaces VIZIO Director SC Huang, who is retiring from the Board. Huang had served as a member of VIZIO’s Board of Directors since December 2020 and as a member of VIZIO, Inc.’s Board of Directors since 2004.

“We are pleased to welcome Vicky to the VIZIO Board,” said William Wang, Chairman & Chief Executive Officer of VIZIO. “Her deep experience in global marketing and her strong brand expertise will be invaluable to VIZIO as we continue to grow our business and define the future of the Smart TV industry.”

Wang added, “I’d also like to take this opportunity to thank SC for his seventeen years of service to VIZIO. He has been with us throughout our company’s transformation, and I am grateful for all of his guidance and support over the years.”

With a passion for telling stories of the human spirit to drive brand engagement and preference, Free is a proven expert in brand strategy, omni-channel marketing, consumer insights, and business analytics. Her career spans more than twenty years of business-to-business and business-to-consumer marketing initiatives across a variety of industries.

Free currently serves as Senior Vice President, Global Marketing with adidas, based in Herzogenaurach, Germany, where she leads the company’s brand and commercial success by delivering compelling consumer brand stories and an unwavering commitment towards the company’s purpose and core belief; through sport we have the power to change lives. At adidas, she has accountability for global marketing budgets, planning, and optimization of omni-channel marketing strategies to drive consistent brand activation across the company.

Prior to joining adidas, Free developed strategic, innovative, and results-driving brand communications for best-in-class global brands including McDonald’s, WarnerMedia’s Turner, ViacomCBS’s BET Networks, and The Walt Disney Company.

Free commented, “Technology inspires, connects, and empowers. It is the window through which many can see, and make true, their own possibilities. VIZIO’s commitment to making technology accessible to all is why I am so proud to join its Board of Directors.”

Free holds an executive MBA from the Kellogg School of Management at Northwestern University and a Bachelor’s degree in Mass Communications from the University of South Carolina. She has also earned leadership certifications from UCLA’s Anderson Graduate School of Management and Harvard University. A member of the University of South Carolina Dean’s Advisory Board, Free established a scholarship for students of color in the university’s School of Journalism and Mass Communications. She also serves as a member of the Board of Directors for Goodwill Industries International, Inc.

About VIZIO

Founded and headquartered in Orange County, California, VIZIO’s mission is to deliver immersive entertainment and compelling lifestyle enhancements that make our products the center of the connected home. VIZIO is driving the future of televisions through its integrated platform of cutting-edge Smart TVs and powerful SmartCast operating system. VIZIO also offers a portfolio of innovative sound bars that deliver consumers an elevated audio experience. VIZIO’s platform gives content providers more ways to distribute their content and advertisers more tools to target and dynamically serve ads to a growing audience that is increasingly transitioning away from linear TV.

CONTACT:

Investor Relations: Michael Marks IR@vizio.com

Media: Amy Jane Finnerty press@vizio.com

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